EXHIBIT 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”), dated as of June 11, 2019, by and between Dassault Systèmes SE, a societas Europaea (European company) organized under the laws of France (“Dassault Systèmes”), Medidata Solutions, Inc., a Delaware corporation (the “Company”), and Glen de Vries (the “Executive”).

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of June 11, 2019, by and among the Company, Dassault Systèmes, Dassault Systèmes Americas Corp., a Delaware corporation and wholly owned subsidiary of Dassault Systèmes (“DSAC”) and DS Acquisition 6 Corp, a Delaware corporation and a wholly owned subsidiary of DSAC (“Merger Sub” and, such agreement, the “Merger Agreement”), pursuant to which, effective as of the consummation of the transactions contemplated by the Merger Agreement (the “Transactions,” and the date on which the Transactions are consummated, the “Effective Date”), Merger Sub shall merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of DSAC;

WHEREAS, Executive and the Company are party to the Amended and Restated Executive Change in Control Agreement, dated as of August 9, 2016 (the “CIC Agreement”); and

WHEREAS, in connection with the Transactions, Dassault Systèmes, DSAC, the Company and Executive (collectively, the “Parties”) desire to enter into this Agreement in order to continue Executive’s employment with Dassault Systèmes and its Affiliates (as defined below) following the Transactions, and Executive desires to remain in the employ of Dassault Systèmes and its Affiliates following the Transactions, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and other good and valuable consideration, and intending to be legally bound hereby, the Parties agree as follows:

1.	Position & Duties.

(a)    Position. As of the Effective Date, the Company hereby shall continue to employ Executive upon the terms and conditions herein set forth to serve as Chief Technology Officer of the Company, with the mission set forth on Exhibit A, on a full-time basis, reporting to the Executive Vice President of Dassault Systèmes or other senior executive designated by Dassault Systèmes to manage reporting relationships of brand chief executives. During the period commencing on the date first written above and ending on the date that is thirty (30) days thereafter, the Parties shall cooperate in good faith to develop Executive’s mission set forth on Exhibit A. In addition, Executive may be asked from time to time to serve as a director or officer of the Company and/or one or more of the persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise (the “Affiliates”), without additional compensation.

(b)    Duties. Executive agrees to perform the duties of Executive’s position and such other duties consistent with his position as may reasonably be assigned to Executive from time to time; provided, however, that Executive shall comply with the limitations to Executive’s powers as provided for in the resolutions of the Company’s charter or by-laws, or the Dassault Systèmes Executive Management Rules as the foregoing may be amended from time to time, and shall not have the authority to take, directly or indirectly, any of the actions set forth in such rules without obtaining the prior written approval of the Dassault Systèmes executive officer designated by such rules. Executive also agrees that, while employed by the Company, Executive shall devote Executive’s full business time and best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of Executive’s duties and responsibilities for them. Executive shall disclose to the Company any outside business activities and the Company reserves the right to refuse Executive’s involvement in such outside business activities if, in the Company’s reasonable judgment, such activities pose a conflict of interest, violate Section 6, Section 7 or Section 8, or otherwise interfere with the performance of Executive’s duties. Notwithstanding anything to the contrary in this Agreement, nothing herein shall preclude Executive from (i) serving on the boards of trade associations or charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing Executive’s personal investments and financial affairs.

(c)    Obligations.  Further, as a condition of continued employment, Executive shall be required to sign and return the Dassault Systèmes Code of Business Conduct (the “3DS CBC”), the Dassault Systèmes Group Human Resources Data Privacy Policy, the Dassault Systèmes Anti-Corruption Policy and Dassault Systèmes Confidentiality Policy, which are hereby incorporated in this Agreement and are attached hereto as Exhibits B-E, respectively, no later than the Effective Date, and agrees to abide by all of the terms and conditions of any employee policy manual or handbook adopted by the Company, as the same may be amended from time to time in the Company’s sole and absolute discretion.

2.At-Will Employment. Executive and Company agree and acknowledge that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, at the option of either the Company or Executive, in accordance with Section 4 hereof.

3.Compensation & Benefits. During Executive’s employment, as compensation for all services performed by Executive for the Company and its Affiliates, the Company shall pay and provide Executive the following:

(a)    Base Salary. The Company shall pay Executive a gross base salary at the rate of Six Hundred Thirty Nine Thousand Six Hundred U.S. Dollars ($639,600) per year, payable in accordance with the regular payroll practices of the Company and subject to annual review (for increase but not decrease to the extent that Executive continues to perform the responsibilities provided in Exhibit A (without limiting Executive’s ability to claim “Good Reason” under prong (3) of the CIC Agreement as modified hereby)), with any adjustment to be in the discretion of the Company (the “Base Salary”).

(b)    Performance Bonus Compensation. Executive shall be entitled to a target annual cash bonus opportunity of gross Six Hundred Thirty Nine Thousand Six Hundred U.S. Dollars ($639,600) based on the achievement of such objectives and terms set forth by the Company for each calendar year and subject to the terms and conditions established for payment of such a bonus (the “Target Performance Bonus”). The Target Performance Bonus is subject to annual review (for increase but not decrease to the extent that Executive continues to perform the responsibilities provided in Exhibit A (without limiting Executive’s ability to claim “Good Reason” under prong (3) of the CIC Agreement as modified hereby)), with any adjustments to be in the discretion of the Company. Any annual cash bonus to which Executive becomes entitled shall be paid in a single lump-sum cash payment as soon as practicable following the end of the calendar year for which the bonus was earned, but in no event later than the 15th day of the third month following the end of such calendar year.

(c)    Long-Term Incentive Compensation. Executive shall be eligible to receive Dassault Systèmes stock-options or free performance shares upon the formal approval of the Board of Directors of Dassault Systèmes and/or for any long-term incentive compensation plan for which Executive may be selected.

(d)    Participation in Employee Benefit Plans. Executive shall be entitled to participate in all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided Executive under this Agreement. Executive’s participation shall be subject to the terms of the applicable plan documents, as well as generally applicable Company policies, as the same may be amended from time to time.

(e)    Business Expenses. The Company shall pay or reimburse Executive for all reasonable business expenses necessarily incurred or paid by Executive in the performance of Executive’s duties and responsibilities for the Company, subject to: (i) any maximum annual limit and other restrictions on such expenses set by the Company; and (ii) such other reasonable substantiation and documentation as it may specify from time to time in its sole and absolute discretion. All reimbursements of business expenses hereunder shall be made no later than December 31 of the year following the year in which Executive incurs the expense. In no event shall the amount of the business expenses eligible for reimbursement in one calendar year affect the amount of expenses eligible for reimbursement in any other calendar year. Executive’s right to reimbursement shall not be subject to liquidation or exchange for another benefit.

(f)    Vacations. Executive shall be entitled to paid vacation on the same basis as applied under the vacation policy of the Company as in effect prior to the Effective Date, in addition to holidays observed by the Company. Vacation may be taken at such times and intervals as Executive shall reasonably determine, subject to the business needs of the Company.

(g)    Indemnification; D&O Insurance. The Company shall cover Executive under the Company’s directors’ and officers’ liability insurance policies on a basis no less favorable than provided to similar level executives of the Company and its Affiliates.

4.Termination of Employment. Without altering the “at will” nature of the employment relationship between the Company and Executive, it is understood that Executive’s employment hereunder may be terminated as provided in this Section 4:

(a)    By the Company. The Company may terminate Executive’s employment either with Cause or without Cause.

(i)    During the “Protected Period” (as defined in Section 5(b) of this Agreement), the Company may terminate Executive’s employment with or without “Cause,” as defined in, and in accordance with the terms of, the CIC Agreement and without regard to the provisions of this Agreement.

(ii)    Following the Protected Period, the Company may terminate Executive’s employment for Cause upon written notice to Executive setting forth in reasonable detail the nature of the Cause. The following, as determined by the Company in its reasonable judgment, shall constitute “Cause” for termination following the Protected Period:

(1)	Executive’s willful failure to perform, or serious negligence in the performance of, Executive’s duties and responsibilities to the Company or any of its Affiliates; or

(2)	any other breach of any material provision of this Agreement or the 3DS CBC by Executive including, but not limited to, Section 8 of this Agreement; or

(3)	the commission of fraud, embezzlement, theft or other dishonesty with respect to the Company or any of its Affiliates by Executive; or

(4)	the conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude; or

(5)
the ownership, direct or indirect, of an interest in a person or entity (other than a minority interest in a publicly traded company) in competition with the Company or its Affiliates as provided in Section 8 below; or

(6)	any other negligent conduct by Executive that could be reasonably anticipated to be materially harmful to the business, interests or reputation of the Company or any of its Affiliates.

Notwithstanding the foregoing, in the case of clauses (1) and (6) above, no “Cause” will have occurred unless and until the Company has provided Executive with written notice of the circumstances setting forth the elements of “Cause” in reasonable detail and an opportunity to cure such finding of “Cause” within 15 business days after Executive’s receipt of such notice.

(iii)    Following the Protected Period, the Company may terminate Executive’s employment at any time other than for Cause upon thirty (30) days advance written notice to Executive. The Company, at its sole discretion, may waive any requirement that Executive work during the notice period, or any portion therefore, and, in such case, shall provide Executive with pay in lieu of the thirty (30)-day notice period or any portion of such period during which Executive is not required to work.

(b)    By Executive. Executive may terminate Executive’s employment during the Protected Period with or without “Good Reason” (as defined in the CIC Agreement, and as amended by Section 5(b)(ii) of this Agreement). Executive may terminate Executive’s employment following the Protected Period for any reason. In the event that Executive terminates Executive’s employment during the Protected Period without Good Reason or, following the Protected Period, for any reason, Executive shall provide thirty (30) days advance written notice to the Company. The Company, at its sole discretion, may waive any requirement that Executive work during the notice period.

(c)Termination of Employment due to Death or Disability. This Agreement shall automatically terminate in the event of Executive’s death during employment. In the event Executive becomes disabled during employment through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to continue to reasonably perform at Executive’s business site substantially all of Executive’s duties and responsibilities under this Agreement for ninety (90) days during any period of three hundred sixty five (365) consecutive calendar days, the Company may terminate Executive’s employment, subject to applicable laws, upon notice to Executive. Executive’s entitlement to salary or other payments, if any, during the period of disability shall be determined in accordance with the then-existing policies and practices of the Company. If any question shall arise as to whether Executive is disabled then, to the extent that Executive is unable to perform substantially all of Executive’s duties and responsibilities for the Company and its Affiliates, Executive shall, at the Company’s request, submit to a medical examination by a physician selected by the Company to whom Executive or Executive’s guardian, if any, has no reasonable objection to determine whether Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such a question arises and Executive fails, refuses or neglects to submit to the requested medical examination, the Company’s determination of the issue shall be binding on Executive.

(d)Further Acts. Upon any termination of Executive’s employment under this Agreement, Executive shall promptly deliver to the Company (i) written resignations confirming Executive’s resignation as an employee, officer and director of the Company and any of its Affiliates and (ii) all documents, data, records and other information pertaining to Executive’s employment or any Confidential Information (as defined below) or Intellectual Property (as defined below), and Executive shall not take with Executive any documents or data, or any reproduction or excerpt of any documents or data, containing or pertaining to Executive’s employment or any Confidential Information (as defined below) or Intellectual Property (as defined below).

5.    Severance Payment and Other Matters Related to Termination.

(a)Accrued Obligations. In the event of termination of Executive’s employment with the Company, howsoever occurring, the Company shall pay Executive any Base Salary earned but not paid through the date of termination; pay for any vacation accrued (in accordance with the Company’s vacation policy) but not used to that date; and provide reimbursement for any outstanding business expenses Executive incurred in accordance with this Agreement, subject to Executive’s submission of those expenses and required substantiation and documentation within thirty (30) days following the date of termination (the “Accrued Obligations”). All Accrued Obligations shall be paid as soon as practicable following Executive’s termination of employment, but in no event later than sixty (60) days following such termination.

(b)Protected Period Termination of Employment by the Company without Cause or by Executive with Good Reason; Certain Acknowledgments.

(i)    The Parties acknowledge and agree that, during the period commencing on the Effective Date and ending on the first anniversary of the Effective Date (the “Protected Period”), Executive shall remain eligible to receive a severance benefit in accordance with the terms of the CIC Agreement. The release of claims contemplated by Section 7 (Release of Claims) and 16(d) (Compliance with Section 409A) of the CIC Agreement (the “Release Condition”) is attached hereto as Exhibit F (the “Executive Release”).

(ii)    Executive acknowledges and agrees that:

(1)    the following shall replace prong (1) of the definition of “Good Reason” in Section 2.10 of the CIC Agreement: “a material diminution by the Company or any of its Affiliates of Executive’s duties or responsibilities in a manner which is inconsistent with Executive’s position as the principal technology officer of the Company as a business unit of Dassault Systèmes (it being understood that (A) a change to Executive’s duties or responsibilities as a result of the Company no longer being a publicly-traded entity or Executive no longer reporting to or interacting with the Chief Executive Officer of the Company or the Boards of Directors of the Company or Dassault Systèmes is not Good Reason and (B) a change in Executive’s title from that of Chief Technology Officer or designation as an officer of the Company (which does not also result in a diminution in duties or responsibilities) shall not, by itself, constitute Good Reason so long as such change was initiated or approved solely by or solely at the direction of Tarek Sherif)”;

(2)     the following shall replace prong (3) of the definition of “Good Reason” in Section 2.10 of the CIC Agreement: “a reduction by Company or any of its Affiliates of Executive’s rate of salary or annual cash-based incentive opportunity or a breach by Company or any of its Affiliates of a material provision of the Executive Employment Agreement, dated as of June 11, 2019, by and between Dassault Systèmes, Dassault Systèmes Americas Corp., the Company and Executive (the “Employment Agreement”) or this Agreement (as amended by the Employment Agreement)”;

(3)     the CIC Agreement shall terminate and be of no further force or effect as of the day immediately following the first anniversary of the Effective Date except to the extent that, following the Protected Period, there are any unsatisfied obligations incurred as a result of Executive’s termination of employment by the Company without “Cause” or by Executive for “Good Reason” (each as defined in the CIC Agreement, as amended by this Section 5(b)(ii)) during the Protected Period;

(4)     for purposes of any equity- or equity-based award granted by the Company prior to the Effective Date and that is converted into a Dassault Systèmes restricted stock unit in accordance with the terms of the Merger Agreement (the “Converted Equity Awards”), Executive’s Converted Equity Awards shall vest upon a termination of employment by the Company without “Cause” or by the Executive for “Good Reason” (each as defined in the CIC Agreement, as amended by this Section 5(b)(ii), or in the applicable Company equity plan or award agreement thereunder), in either case, during the period commencing on the Effective Date and ending on the second anniversary of the Effective Date, and, subject to the Release Condition, shall be settled as soon as administratively practicable following such termination of employment and, in any event, no later than March 15 of the year following the year in which such termination of employment occurs;

(5)     notwithstanding any provision of the CIC Agreement to the contrary, the obligation of the Company or its Affiliates to provide severance benefits under the CIC Agreement is conditioned upon continued full performance of obligations under Section 6, Section 7 and Section 8 of this Agreement; and

(6)     the consummation of the Transaction and the changes to Executive’s compensation, benefits, authorities, duties, or responsibilities set forth in this Agreement shall not by itself constitute, or be deemed to constitute, a “good reason” under any plan or agreement entered into with or sponsored by the Company or any of its Affiliates which contain such terms or any substantially similar terms. Further, Executive acknowledges and agrees to the treatment of Executive’s equity- and equity-based awards in accordance with the terms of the Merger Agreement.

(c)Termination of Employment by the Company without Cause Following the Protected Period. In the event that the Company terminates the employment of Executive without Cause following the Protected Period, the Company shall pay to Executive the Accrued Obligations and, if applicable, pay in lieu of notice in accordance with Section 4(a)(iii) of this Agreement.

(d)Termination of Employment by the Company for Cause; Termination of Employment by Reason of Death or Disability. In the event this Agreement is terminated (i) by reason of Executive’s death or disability in accordance with Section 4(c) of this Agreement or (ii) by the Company for Cause in accordance with Section 4(a)(i)-(ii) of this Agreement, the Company shall pay to Executive (or Executive’s designated beneficiary or estate, as the case may be) the Accrued Obligations.

(e)Termination of Employment by Executive without Good Reason During the Protected Period and For Any Reason Following the Protected Period. In the event that this Agreement is terminated by reason of Executive’s resignation of employment other than for Good Reason during the Protected Period or for any reason following the Protected Period, the Company shall pay to Executive the Accrued Obligations.

(f)Except for any right Executive may have under the federal law known as “COBRA” to continue participation in the Company’s group health and dental plans at Executive’s cost or as may be provided in the CIC Agreement, Executive’s benefits and participation in incentive, bonus or other compensation plans and stock option plans shall terminate in accordance with the terms of the applicable plans based on the date of termination of Executive’s employment.

(e)    The provisions of this Agreement shall survive any termination if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation Executive’s obligations under Section 6, Section 7 and Section 8 of this Agreement. Upon termination by either Executive or the Company, all rights, duties and obligations of Executive and the Company to each other shall cease, except as otherwise expressly provided in this Agreement or applicable law.

6.    Confidentiality.

(a)For purposes of this Agreement, Confidential Information means any and all information of the Company or any of its Affiliates that is not generally available to the public, or that is obtained with any understanding, express or implied, that it shall not be disclosed. Confidential Information shall include, without limitation and in whatever form, information concerning the Company’s business and strategic plans and opportunities, finances and financial statements, identity of the customers, suppliers and vendors, prices and pricing policies, contract rights and obligations, trade secret, know-how, new products and service ideas and structures, employees and their compensation and benefit plans, policies and procedures, and other information regarding the Company’s business and affairs (collectively the “Confidential Information”). Confidential Information does not include information that enters the public domain, other than through a breach by Executive or any other Person (as defined below) of an obligation of confidentiality owed to the Company or any of its Affiliates. For purposes of this Agreement, “Person” means any individual, corporation, limited liability company, partnership, association, estate, trust or any other entity or organization, other than the Company or any of its Affiliates.

(b)Executive acknowledges that the Company and its Affiliates continually develop Confidential Information; that Executive shall develop Confidential Information for the Company and/or its Affiliates; and that Executive shall learn of Confidential Information during the course of Executive’s employment. Executive shall comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not disclose to any Person or use, directly or indirectly, for Executive’s own benefit or for the benefit of others, other than as required by applicable law or for the proper performance of Executive’s duties and responsibilities to the Company and/or its Affiliates, any Confidential Information obtained or developed by Executive in connection with, incident to or as a result of Executive’s employment or other association with the Company or any of its Affiliates. Executive shall not make accessible to any Person any documents which may contain or be derived from Confidential Information, or assist any Person in so doing. Executive understands that this restriction shall continue to apply after Executive’s employment terminates, regardless of the reason for such termination.

(c)Executive shall not disclose to the Company or any of its Affiliates, or use in connection with or as a result of Executive’s employment or other association with the Company or any of its Affiliates, or induce the Company or any of its Affiliates to use, any information or documentation obtained from any Person, in a manner that would breach any agreement or obligation owed by Executive or the Company or any of its Affiliates to that Person.

(d)Executive agrees, upon request by the Company, to promptly return all Confidential Information which has been furnished to him and all copies thereof. Executive further agrees that Executive shall, upon request from the Company, destroy all material, notes and other work product in Executive’s possession and/or control related in any way to the Confidential Information.

7.    Intellectual Property Rights.
(a)For purposes of this Agreement, “Intellectual Property” means the following items of intangible and tangible property:
i.Patents, whether in the form of utility patents or design patents and all pending applications for such patents;

ii.Trademarks, trade names, service marks, design, logos, and trade dress, whether or not registered, and all pending applications of registration of the same;

iii.Copyright or other works of authorship including documentation, specifications, preparatory works, flow-charts, programmer notes, updates, data, data bases, architecture of the code, software programs (in source and object formats), articles and publications, whether or not registered or registerable, and all pending applications for registration of the same;

iv.Inventions, improvements, research records, discoveries, developments, methods, processes, concepts and ideas, know-how, trade secrets, confidential information, product designs, engineering specifications and drawings, technical information, formulae, customer lists, supplier lists and market analyses; and

v.Semiconductor chip designs, whether or not registered as mask works or topographies.

(b)To the extent permitted by applicable law, Executive hereby assigns, and agrees to assign by way of future assignment, to the Company full right, title and interest in and to all Intellectual Property conceived, made, created, developed or reduced to practice by him (whether alone or with others) during the term of Executive’s employment with the Company, which is in any way connected to the products or services of the Company or its Affiliates, including those products or services contemplated in a plan under consideration by the Company or its Affiliates, regardless of whether the Intellectual Property was made or acquired (i) during business hours, (ii) at the premises of the Company, (iii) with the assistance of material supplied by the Company or (iv) at the request of the Company (“Executive Intellectual Property”).
(c)Executive hereby confirms that Executive has transferred in whole to the Company all of Executive’s rights, title and interest in any and all Intellectual Property conceived, made, created, developed or reduced to practice by Executive (whether alone or with others) while being employed by the Company which is currently being used or contemplated to be used by the Company on the date hereof.
(d)In furtherance of the foregoing Sections 7 (a) through 7 (c), Executive agrees that all fruits of Executive’s work in connection with the business of the Company or its Affiliates, including all Executive Intellectual Property, shall be wholly-owned by the Company, and the Company shall be entitled to deal therewith as it desires and file the rights related to said Executive Intellectual Property in its name or in the name of its Affiliates. The duty of confidentiality in Section 6 shall also apply to any such rights related to Executive Intellectual Property.
(e)Executive shall promptly and fully disclose all Executive Intellectual property to the Company. Upon request, Executive shall execute any document and instrument required to vest in the Company or its Affiliates complete title and ownership of any Executive Intellectual Property. Executive shall, at the request of the Company, execute any necessary instrument to obtain legal protection in domestic and foreign countries for Executive Intellectual Property and for the purposes of enforcing rights related to Executive Intellectual Property, all at the Company’s expense and without any additional compensation of any kind to Executive. Executive irrevocably appoints the Company as Executive’s attorney-in-fact in Executive’s name and on Executive’s behalf to execute all documents and do all things required in order to give full effect to the provisions of this Section.
(f)Intellectual Property of Others. Executive shall not use, disclose to the Company, or induce the Company to use, during Executive’s employment with the Company any Intellectual Property (i) belonging to any other Person, in breach of any contractual or legal obligation to such Person, and/or (ii) created prior to Executive employment relationship with the Company and/or its Affiliates for which Executive could claim a right.
8.    Non-Competition, Non-Solicitation & Non-Hiring.

(a)Non-Competition. Executive agrees that during his employment with the Company and for the period of twelve (12) months following the date of termination of his employment (together with the period of his employment, the “Non-Competition Period”) he will not, directly or indirectly, on his own behalf or on behalf of or in connection with any Person, whether as employee, owner, partner, investor, consultant, agent, manager, officer, director, co-venturer or in any other position of responsibility and/or influence, engage in any manner in any activity that is in direct or indirect competition with the business of the Company or any of its Affiliates as conducted or under consideration at any time during Executive’s employment, including any business or entity that is involved with the design, development, distribution, license, sale and support of life-science-related applications, solutions or services (collectively the “Company and Affiliates Products and Services”) in the United States, Canada, France, Germany, United Kingdom, China, Korea, Singapore and Japan (the “Non-Competition Area”).

For purposes of clarity, but without limiting the foregoing, the following companies engage in business activities that are in competition with the Company and Affiliates Products and Services and Executive agrees not to accept employment with these companies or their respective successors and assigns during the Non-Competition Period in the Non-Competition Area: Siemens PLM, PTC, Autodesk, SAP, Oracle, Microsoft, IBM, Alphabet, Salesforce, Parexel, BioClinica, CRF Health, YPrime, Kayentis, Veeva, IQVIA, ERT.

For the avoidance of doubt, Executive shall be in breach of this Section if he engages in activities that are in competition with the Company and Affiliates Products and Services during the Non-Competition Period in the Non-Competition Area, even if Executive’s residence or place of work is not within the Non-Competition Area. Notwithstanding the foregoing, Executive shall not be in default under this provision by virtue of holding, as passive investor only, not more than five per cent (5%) (including both shares held by Executive and those held by any Person acting jointly or in concert with Executive) of the issued and outstanding shares of a corporation, in competition with the business of the Company or any of its Affiliates, the shares of which are listed on a recognized stock exchange or an organized securities market; and provided further that Executive shall not be in default under this provision by virtue of holding, as passive investor only, not more than one per cent (1%) of the issued and outstanding shares of a corporation effecting venture capital investments in businesses in competition with the business of the Company or any of its Affiliates.

(b)    Non-Solicitation & Non-Hiring. Executive agrees that during the Non-Competition Period, Executive shall not, directly or through any other Person, (i) hire or attempt to hire, or solicit or try to solicit for employment or engagement, any employee or independent contractor of the Company or any of its Affiliates, (ii) encourage or induce, or attempt to encourage or induce, any employee or independent contractor of the Company or any of its Affiliates to discontinue his or her employment with, or services for, the Company or its Affiliates, as applicable, or use his or her services for any means other than for the benefit of the Company or its Affiliates, (iii) solicit, encourage or induce, or attempt to solicit, encourage or induce, any Covered Person of the Company or any of its Affiliates to terminate or diminish its relationship with the Company or any of its Affiliates, or (iv) seek to solicit, encourage or induce, or attempt to solicit, encourage or induce, any Covered Person to conduct with anyone else any business or activity that such Covered Person conducted, conducts or could conduct with the Company or any of its Affiliates; provided, that Executive may hire or attempt to hire any employee or independent contractor of the Company or any of its Affiliates with prior written approval from Dassault Systèmes Executive Vice President, Chief People and Information Officer.
For purposes of this Section 8(b), “Covered Person” means (x) any Person that is or was a customer, client, investor, vendor or supplier of the Company or any of its Affiliates, or (y) any prospective customer, client, vendor or supplier of the Company or its Affiliates.
(c)    Acknowledgments of Executive. Executive recognizes and agrees that Executive’s services are special and unique and that the level of compensation and the provisions herein for compensation and other benefits are partly in consideration of and conditioned upon Executive’s not competing with the Company or any of its Affiliates in violation of this Agreement, and that Executive’s covenant not to compete or solicit as set forth in this Section during and after employment is essential to protect the business and good will of the Company. Executive agrees that the Company and its Affiliates would suffer an irreparable injury if Executive were to breach any of the covenants contained in Section 6, Section 7 and Section 8 of the Agreement. Executive therefore agrees that the Company, in addition to any other remedies available to it, would by reason of such breach or threatened breach be entitled to preliminary and permanent injunctive relief in a court of appropriate jurisdiction without having to post bond, and Executive hereby stipulates to the entering of such injunctive relief prohibiting Executive from engaging in such breach. In signing this Agreement, Executive gives the Company assurance that Executive has carefully read, understood and considered all the terms and conditions of this Agreement, including the restraints imposed on Executive under this Section. Executive agrees without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, scope, length of time and geographic area. Executive and the Company further agree that, in the event that any provision of this Section 8 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area, too great a range of activities or for any other reason, that such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Company’s Affiliates shall have the right to enforce all of Executive’s obligations to that Subsidiary, as applicable, under this Agreement, including without limitation pursuant to this Section 8.
9.    Permitted Disclosures. Notwithstanding anything to the contrary in this Agreement, pursuant to 18 U.S.C. § 1833(b), Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Executive’s attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Notwithstanding anything to the contrary in this Agreement, if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding if Executive (I) files any document containing the trade secret under seal and (II) does not disclose the trade secret except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in any agreement Executive has with the Company shall prohibit or restrict Executive from making any voluntary disclosure of information or documents related to any violation of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

10.    Conflicting Agreements. Executive hereby represents and warrants that the signing of this Agreement and the performance of Executive’s obligations under it shall not breach or be in conflict with any other agreement to which Executive is a party or by which Executive is bound by and that Executive is not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of Executive’s obligations under this Agreement.

11.    Assignment. Neither Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without Executive’s consent to any firm, corporation or other business entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers, directly or indirectly, all or substantially all of its assets or business (the “Successor”). Any such Successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. Following the assignment of this Agreement to a Successor, the Company shall be released from its obligations hereunder and such Successor shall be liable for all of the Company’s obligations hereunder. This Agreement shall be binding upon and inure to the benefit of: (a) the heirs, beneficiaries, executors and legal representatives of Executive upon Executive’s death; and (b) any Successor of the Company.

12.    Withholding. The Company shall be entitled to withhold, or cause to be withheld, any amount of federal, state, city taxes and/or other withholding amounts required by law with respect to payments made to Executive or requested by Executive in connection with Executive’s employment hereunder.

13.     Notices. All notices called for hereunder shall be in writing and shall be deemed effective: (a) when delivered personally; or (b) one (1) day after being sent by Federal Express or a similar nationally recognized commercial overnight courier service addressed to Executive or the Company as described in this Section; or (c) three (3) days after being sent by registered or certified mail, return receipt requested, prepaid and addressed to Executive at Executive’s last known address on the books of the Company, or, in the case of the Company, at its principal place of business, attention of the Chairman of the Board of the Company and copy to Dassault Systèmes, at 10, rue Marcel Dassault, 78 140 Vélizy-Villacoublay, France, attention Executive Vice President, Chief People and Information Officer, or to such other address as either party may designate by written notice to the other actually received.

14.         Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15.             Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous communications, offers, agreements and understandings, whether written or oral, as to the terms and conditions of Executive’s employment except for the CIC Agreement, as modified hereunder, and the Employee Confidentiality, Invention Assignment and Non-Competition Agreement by and between Executive and the Company (collectively the “Prior Agreements”). No supplement or modification to this Agreement shall be binding, and no breach shall be deemed to be waived, unless agreed to in writing by Executive, the Chairman of the Board of Directors of the Company and the Executive Vice President, Chief People & Information Officer of Dassault Systèmes. The Parties acknowledge and agree that Section 12 of the CIC Agreement (Legal Fees to Enforce Rights After a Change in Control) shall continue to apply to the terms and provisions of the CIC Agreement (as modified hereby).

16.             Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

17.         Headings. The paragraph headings in this Agreement are for convenience and reference only and shall not be deemed to alter or affect the construction, interpretation or substance of any provisions hereof.

18.             Governing Law. This Agreement shall be governed and construed under the laws of the New York, without regard to the conflict of laws principles thereof.

19.         Arbitration.

(a)        Agreement. The Company and Executive agree that, with the exception of claims for injunctive or equitable relief arising under Section 6, 7 or 8 of this Agreement which shall be brought before a court of competent jurisdiction and claims arising under the CIC Agreement (as amended by this Agreement), any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof shall be settled by binding arbitration to be held in New York, New York, or such other location agreed by the parties hereto, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association. The arbitration shall be conducted by one (1) arbitrator who may grant any relief available under applicable law. Any award by arbitration pursuant to the terms of this Agreement, shall contain findings of fact and conclusions of law and may be entered as a judgment and enforced by any court of competent jurisdiction. In reaching a decision, the arbitrator shall interpret, apply and be bound by the terms of this Agreement and all applicable Company manuals, rules, policies, procedures, and by all applicable federal, state or local laws. The arbitrator shall have no authority to add to, detract from change or modify any law, manual, rule policy or procedure in any respect. Nor shall the arbitrator have authority to consider or decide any matters which are the sole responsibility of the Company in the conduct of its business.

(b)         Waiver of Jury Trial. EXECUTIVE HAS READ AND UNDERSTOOD THE FOREGOING PROVISIONS CONCERNING ARBITRATION AND ACKNOWLEDGES THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT (EXCLUDING CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THE CIC AGREEMENT (AS AMENDED BY THIS AGREEMENT), OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION HEREOF TO BINDING ARBITRATION TO THE EXTENT PERMITTED BY LAW, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP (SUBJECT TO LIMITED EXCEPTIONS DESCRIBED ABOVE), INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS: (i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; LIBEL, AND DEFAMATION; (ii) ANY AND ALL CLAIMS FOR VIOLATIONS OF ANY FEDERAL, STATE, OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE AMERICANS WITH DISABILITIES ACT, THE FAIR LABOR STANDARDS ACT; AND (iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION. NOTWITHSTANDING THE FORGOING, THIS AGREEMENT SHALL NOT BE CONSTRUED TO REQUIRE ARBITRATION OF CLAIMS ARISING UNDER THE SARBANES-OXLEY ACT OR THE DODD FRANK ACT.

20.    Claims. Executive agrees that, so long as Executive is receiving all amounts due under this Agreement or any salary continuation, Executive shall not assert any claim of any type in any forum or before any tribunal pursuant to which Executive seeks to have declared unenforceable, in whole or in part, any of the restrictive covenants in Section 8 of this Agreement, or to limit their enforceability in any way.

21.    Section 409A. The Parties intend for the payments and benefits under this Agreement to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between Executive and Company during the six-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s separation from service (or, if earlier, Executive’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. Notwithstanding anything set forth herein to the contrary, to the extent that any severance amount payable under a plan or agreement that Executive may have a right or entitlement to as of the date of this Agreement constitutes deferred compensation under Section 409A, then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, the portion of the benefits payable hereunder equal to such other amount shall instead be provided in the form set forth in such other plan or agreement. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Executive shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.

22.    Condition Precedent. This Agreement shall become null and void in the event that (i) the Transactions are not consummated (and shall terminate upon the termination of the Merger Agreement); (ii) Executive’s employment does not continue with the Company through the Effective Date; or (iii) Executive does not execute and return the 3DS CBC, the Dassault Systèmes Group Human Resources Data Privacy Policy, the Dassault Systèmes Anti-Corruption Policy and the Dassault Systèmes Confidentiality Policy prior to the Effective Date.

[SIGNATURE PAGE FOLLOWS]

WHEREFORE, the Parties have executed this Agreement as of the date and year first above written.

DASSAULT SYSTÈMES SE:
By:	/s/ Bernard Charles
Bernard Charles
Its:	Vice-Chairman and Chief Executive Officer

DASSAULT SYSTÈMES AMERICAS CORP.:
By:	/s/ Bruno Latchague
Bruno Latchague
Its:	Chairman

MEDIDATA SOLUTIONS, INC.:
By:	/s/ Tarek A. Sherif
Tarek A. Sherif
Its:	Chairman and Chief Executive Officer

EXECUTIVE:
By:	/s/ Glen M. de Vries
Glen de Vries

1